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                                                                    EXHIBIT 99.1



                                [CANCERVAX LOGO]


CONTACT:
Julie Ames                              Vince Reardon
CancerVax Corporation                   CancerVax Corporation
Director, Corporate Communications      Senior Director, Investor Relations
760-494-4252                            760-494-4850


             CANCERVAX LICENSES PHASE 2 ONCOLOGY PRODUCT CANDIDATE TARGETING THE EPIDERMAL GROWTH FACTOR RECEPTOR (EGFR) SIGNALING PATHWAY

         Encouraging results reported in Phase 1 and 2 clinical trials of patients with advanced stage non-small-cell lung cancer

CARLSBAD, CA - JULY 15, 2004 - CancerVax Corporation (NASDAQ: CNVX) announced today that its wholly owned subsidiaries, Tarcanta, Inc., and Tarcanta, Ltd. (Ireland), have obtained the exclusive rights to complete the clinical development of three specific active immunotherapeutic (SAI) product candidates that target the epidermal growth factor receptor (EGFR) signaling pathway for the treatment of cancer. Under the agreements, CancerVax rights include commercialization of successful product candidates within the U.S., Western Europe, Canada, Japan, Australia, New Zealand and Mexico. Published data from early Phase 1 and 2 studies of the lead product candidate, SAI-EGF, suggest that SAI-EGF was well tolerated and may increase the survival of patients with advanced stage non-small-cell lung cancer (Source: ASCO 2004; Annals of Oncology (Vol. 14, 2003)).

The EGFR signaling pathway is known to be an important factor in cancer cell growth in a number of solid tumors such as lung, glioma, breast, bladder, colorectal, head and neck, ovarian, pancreatic and prostate cancers. In addition to the Phase 2 product candidate, SAI-EGF, which targets epidermal growth factor (EGF), the licensing agreements also include rights to SAI-TGF-alpha, which targets transforming growth factor-alpha (TGF-alpha) that binds to and activates EGFR, and SAI-EGFR-ECD, which targets the extracellular domain of EGFR, both of which are in preclinical development.

The execution of license agreements for the three product candidates followed the receipt of a license from the U.S. Department of Treasury's Office of Foreign Assets Control authorizing CancerVax and its Tarcanta subsidiaries to enter into the transactions with CIMAB, S.A., a Cuban biotechnology company, and YM BioSciences Inc. (TSX:YM, AIM:YMBA), a Canadian company.

"We are very excited about the potential of these novel product candidates in the treatment of patients with solid tumors. We plan to advance the clinical development of the lead Phase 2 product candidate, SAI-EGF, in the treatment of non-small-cell lung cancer. The SAI-EGF product candidate, along with the SAI-TGF-alpha and SAI-EGFR-ECD product candidates that are currently in preclinical development, gives CancerVax a pipeline of novel approaches to this important pathway," said David F. Hale, President and CEO of CancerVax.
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"Our efforts to obtain approval to enter into this transaction received bipartisan support in the U.S. Congress, and for that we are most appreciative," stated Hale. "We also appreciate the support we received from several leading researchers in the field of oncology, who confirmed the potential medical benefits of this technology, as well as from the diligent professionals at the Departments of State and Treasury for working with us over the past two years to accomplish this result. They were able to carefully balance important U.S. interests with the humanitarian aspects of this project and grant us a license that will permit us to develop these product candidates for the benefit of patients with cancer."

Under the terms of the license agreements, CancerVax will provide upfront access fees, technology transfer fees, development and commercialization milestones and royalties upon commercial sales, if any. With the execution of these agreements, CancerVax is obligated to make access and technology transfer payments of approximately $6 million over the next three years. If the three product candidates are approved for commercialization in the U.S., Europe and Japan, CancerVax is also obligated to pay additional milestone payments, up to a maximum of approximately $35 million, based upon meeting specified regulatory, clinical and commercialization milestones, and royalties on future net sales of product, if any. Prior to the commercialization of any of the product candidates, all of the milestone and other payments owed to CIMAB under the license agreements will be made in U.S.-origin food, medicines and/or medical supplies for the public health purposes of the Cuban people.

"CancerVax has built a portfolio of novel oncology therapies and platforms, including our product candidate, Canvaxin(TM), which is in international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. We are nearing the completion of enrollment of patients with Stage III melanoma," said Hale. "Since each of our three new SAI product candidates is intended to interact with the EGFR signaling pathway in a separate and unique manner, they may potentially be complementary to each other, to other cancer treatments in our pipeline, and to other EGFR, chemotherapy or biological products, which are currently marketed or in clinical development."

CONFERENCE CALL AND WEBCAST TODAY AT 1:00 P.M. EASTERN TIME

CancerVax management will host a conference call today to discuss the license agreement at 1:00 p.m. Eastern Time. A live audio webcast of management's presentation will be available at http://ir.cancervax.com. Alternatively, callers may participate in the conference call by dialing (888) 396-2369 (domestic) or (617) 847-8710 (international) and requesting the CancerVax Corporation call hosted by David F. Hale, President and CEO. Following the call, the webcast will be archived on the investor relations section of the CancerVax website.

SPECIFIC ACTIVE IMMUNOTHERAPY AND THE EGFR PATHWAY

The SAI-EGF product candidate has been studied in Phase 1 and Phase 2 clinical trials conducted in Canada, the United Kingdom and Cuba. Data from several of these studies were recently published in the Annals of Oncology (Volume 14, 2003) and updated at the June 2004 American Society of Clinical Oncology annual meeting, suggesting treatment with SAI-EGF was well-tolerated, resulted in measurable immune responses, and may increase survival in patients with advanced-stage non-small-cell lung cancer (NSCLC). In a trial of 50 advanced-stage NSCLC patients who received first line chemotherapy and then were randomized to treatment with SAI-EGF or best supportive care, survival was significantly greater (p less than 0.05) in patients receiving SAI-EGF compared with randomized controls (mean: 19.54 vs. 13.35 months, respectively; median:
17.33 vs. 10.27 months, respectively). In addition, a significant survival
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benefit (p less than 0.006) was reported in patients with a good antibody response, defined as at least 1:4000 anti-EGF antibody titers and a fourfold increase in anti-EGF antibody titers from baseline, compared with patients with a lesser antibody response (mean: 23.93 vs. 13.07 months, respectively; median: not reached vs. 10.53 months, respectively). Combined data from three pilot clinical studies evaluating a total of 75 patients with advanced-stage NSCLC who received SAI-EGF was also presented and showed that immunized patients experienced a significant increase in survival compared to non-randomized control patients with a history of late-stage NSCLC who did not receive SAI-EGF (mean: 9.13 vs. 4.85 months, respectively; median: 12.43 vs. 4.83 months, respectively). Further, reduction of serum EGF concentration to 7 pg/mL or less was associated with increased survival compared with patients having greater serum EGF concentrations (mean: 14.54 vs. 5.23, respectively; median: 12.43 vs.
4.83 months, respectively).

Dysregulation of the EGFR pathway is associated with the spread of tumors (metastases), decreased survival, and decreased effectiveness of chemotherapy and radiation. EGF and TGF-alpha are molecules that bind to and activate EGFR. Increased stimulation, as a direct result of overexpression of EGFR, EGF or TGF-alpha, may contribute to dysregulation of the EGFR pathway. In addition, cancerous cells may secrete EGF and TGF-alpha, which in turn fuels their growth
and proliferation by increased activation of the EGFR pathway.   The FDA has
approved two cancer drugs that target the EGFR signaling pathway, including Iressa(TM) (gefitinib; AstraZeneca Pharmaceuticals LP), an EGFR tyrosine kinase inhibitor for refractory stage IV NSCLC, and Erbitux(TM) (cetuximab; ImClone Systems, Inc.), an EGFR monoclonal antibody for Stage IV refractory colorectal cancer. Recently, Genentech, Inc., OSI Pharmaceuticals, Inc., and Roche Holdings AG, announced positive results from a randomized, Phase 3 clinical trial in late-stage NSCLC for their EGFR tyrosine kinase inhibitor, Tarceva(TM) (erlotinib HCl). Preliminary information indicates that treatment with Tarceva(TM) increased overall survival in NSCLC patients with late-stage disease.

Specific active immunotherapy is an approach where cells, cell fragments or proteins are utilized as antigens to stimulate the immune system. SAI-EGF and SAI-TGF-alpha stimulate the immune system to develop antibodies that specifically target circulating EGF and TGF-alpha, respectively, which may reduce activation of the EGF receptor, as opposed to targeting the receptor itself. As a result, SAI-EGF and SAI-TGF-alpha may be complementary to existing EGFR pathway inhibitors, such as monoclonal antibodies and tyrosine kinase inhibitors. The concept of targeting EGF or TGF-alpha is analogous to the approach taken by Genentech, Inc. with the cancer drug Avastin(TM) (bevacimzumab), which binds to vascular endothelial growth factor (VEGF), the molecule that activates the VEGF receptor. The third product candidate, SAI-EGFR-ECD, may stimulate the immune system to develop antibodies that target a portion of the EGFR that resides outside of the cell membrane, i.e., the extracellular domain. Stimulating the immune system with an SAI against the receptor may offer a unique approach for targeting the EGFR pathway. By recruiting the patient's own defense mechanisms, these product candidates may provide a multi-faceted immune response that may result in broad activity at the target.

ABOUT CANCERVAX CORPORATION (www.cancervax.com)
CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company's lead product candidate, Canvaxin(TM), is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin(TM) is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. CancerVax anticipates that enrollment in the Phase 3 clinical trial of Canvaxin(TM) for patients with Stage III melanoma will be completed in 2004. The Company is also finalizing the design of exploratory
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Phase 2 clinical trials for patients with other advanced-stage solid tumors.  In addition to Canvaxin(TM), CancerVax has licensed three specific active immunotherapeutic product candidates targeting EGFR, including one product candidate in Phase 2 clinical trials. The Company plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligonucleotide, or telomere homolog oligonucleotide, technology platforms, as well as on its human monoclonal antibodies. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, California, and its biologics manufacturing facility is located in the Los Angeles, California, area.


FORWARD-LOOKING STATEMENTS
CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business including, without limitation, statements about: the progress and timing of its clinical trials; difficulties or delays in developing, testing, obtaining regulatory approval, producing and marketing its technologies and product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of its products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to attract and maintain experienced scientists and management; its ability to maintain the U.S. government approvals necessary to develop, test and commercialize three specific active immunotherapeutic agents that target the epidermal growth factor receptor, or EGFR, signaling pathways; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 . You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CancerVax(R) is a registered trademark of CancerVax Corporation.
Canvaxin(TM) is a trademark of CancerVax Corporation.

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